Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMPELLENT TECHNOLOGIES, INC.
Pursuant to Sections 242 and 245
of the General Corporation Law
of the State of Delaware
     Lawrence E. Aszmann, on behalf of Compellent Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
     ONE: He is the duly elected and acting Secretary of Compellent Technologies, Inc., a Delaware corporation.
     TWO: The date of filing of the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 10, 2002 under the name CTI Merger Corp.
     THREE: The original Certificate of Incorporation was amended and restated in its entirety on July 12, 2002, June 25, 2003 and April 7, 2005.
     FOUR: The Certificate of Incorporation of this company is hereby amended and restated in its entirety to read as follows:
I.
     The name of this company is Compellent Technologies, Inc. (the “Company”).
II.
     The address of the registered office of the Company in the State of Delaware is:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
New Castle County
     The name of the Company’s registered agent at said address is the Corporation Trust Company.

III.
     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
IV.
     A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is one hundred twenty-two million three hundred forty-seven thousand nine hundred forty-nine (122,347,949) shares, seventy-five million (75,000,000) of which shall be Common Stock (the “Common Stock”) and forty-seven million three hundred forty-seven thousand nine hundred forty-nine (47,347,949) of which shall be Preferred Stock (the “Preferred Stock”). Nineteen million three hundred nine thousand nine hundred ninety (19,309,990) shares of Preferred Stock shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), ten million two hundred sixty-one thousand nine hundred seventy-seven (10,261,977) shares of Preferred Stock shall be designated Series A-2 Preferred Stock (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), twelve million three hundred fifty-seven thousand eight hundred eighty-six (12,357,886) shares of Preferred Stock shall be designated Series B Preferred Stock (the “Series B Preferred Stock”) and five million four hundred-eighteen thousand ninety-six (5,418,096) shares of Preferred Stock shall be designated Series C Preferred Stock (the “Series C Preferred Stock”).
     B. The Preferred Stock shall have a par value of $0.001 per share, and the Common Stock shall have a par value of $0.001 per share.
     C. Subject to the limitations herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the Company (voting together on an as-if-converted basis).
     D. The rights, preferences, privileges, restrictions and other matters relating to the shares of Preferred Stock are as follows:
     1. DIVIDEND RIGHTS.
     (a) Holders of the Series C Preferred Stock, on a pari passu basis with the holders of Series B Preferred Stock and Series A Preferred Stock and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

     (b) Holders of the Series B Preferred Stock, on a pari passu basis with the holders of Series C Preferred Stock and Series A Preferred Stock and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.
     (c) Holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, on a pari passu basis with each other and with the holders of Series C Preferred Stock and Series B Preferred Stock and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A-1 Original Issue Price (as defined below) and Series A-2 Original Issue Price (as defined below), respectively, per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.
     (d) So long as any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any other capital stock of the Company until all dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (provided for in Sections 1(a), (b) and (c) above) shall have been paid.
     (e) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
     (f) The provisions of Sections 1(a), (b) and (c) above shall not apply to a dividend payable in Common Stock for which appropriate adjustments are made to the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price as provided herein.
     (g) The “Series A-1 Original Issue Price” for a share of Series A-1 Preferred Stock shall be $0.7768, the “Series A-2 Original Issue Price” for a share of Series A-2 Preferred Stock shall be $0.81, the “Series B Original Issue Price” for a share of Series B Preferred Stock shall be $1.2138 and the “Series C Original Issue Price” for a share of Series C Preferred Stock shall be $2.7685.

     2. VOTING RIGHTS.
     (a) General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (in accordance with Section 4 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.
     (b) Separate Vote of Preferred Stock. In addition to any other vote or consent required herein or by law, the Company shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy (70%) percent of the then-outstanding shares of Preferred Stock (voting together as a single class):
     (i) Amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation (including any filing of a Certificate of Designation) or the Bylaws of the Company;
     (ii) Amend, alter or change the preferences, rights, privileges or powers of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (whether by amendment of this Amended and Restated Certificate of Incorporation, merger, recapitalization, reorganization or otherwise) so as to adversely affect such preferences, rights, privileges or powers;
     (iii) Create, authorize, issue or designate, whether by reclassification, merger or otherwise, any new class or series of stock or any other securities convertible into capital stock of the Company ranking on a parity with or senior to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in right of redemption, liquidation preference, voting or dividends, or authorize (whether by reclassification, merger or otherwise) any increase in the authorized or designated number of any such new class or series;
     (iv) Redeem, repurchase or otherwise acquire or set aside any sums for the purchase of or make any distribution on any shares of Common Stock or Preferred Stock, except for the purchase of shares (x) in accordance with the terms of the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 22, 2006 by and among the Company and the other parties listed on Schedule A thereto, as amended from time to time, or (y) from employees, officers, directors or consultants of the Company issued to such persons subject to transfer restrictions and repurchase rights in favor of the Company;

     (v) Effect any Asset Transfer (as defined below) or an Acquisition Transaction (as defined below);
     (vi) Consummate any transaction or series of related transactions as a result of any person (or persons connected or acting in concert with each other) would beneficially own of shares of stock of the Company having more than 50% of the voting power of the Company immediately after such transaction or series of related transactions;
     (vii) Take any action that results in the payment or declaration of a dividend on any shares of Common Stock;
     (viii) Effect any recapitalization, reorganization, dissolution, winding up or liquidation of the Company; provided that nothing herein shall preclude the effects of bankruptcy or other involuntary dissolution or liquidation or of creditors rights generally;
     (ix) Increase or decrease the authorized number of members of the Company’s Board of Directors;
     (x) Authorize or create any new equity compensation plan or increase the number of shares available for issuance under the Company’s 2002 Stock Option Plan (together with any successor plan, the “Option Plan”);
     (xi) Issue any security of any Subsidiary of the Company, except to the Company itself or any other Subsidiary of the Company;
     (xii) Enter into any material transactions with any “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) of the Company, except as (A) expressly permitted by this Amended and Restated Certificate of Incorporation or (B) approved by the Board of Directors, excluding, solely for this purpose, any directors who are affiliates or associates of such affiliate or associate of the Company; or
     (xiii) Grant any rights requiring the Company to effect a registration of its securities under the Securities Act of 1933, other than as set forth in the Third Amended and Restated Investors’ Rights Agreement dated as of September 22, 2006 (the “Investors’ Rights Agreement”) by and among the Company and the other parties listed on Schedule A thereto, as amended from time to time.
For purposes of this Section 2, “Subsidiary” shall mean any entity a majority of the outstanding voting securities of which are owned, directly or indirectly, by the Company.
     (c) Separate Vote of Series C Preferred Stock. In addition to any other vote or consent required herein or by law, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy (70%) percent of the outstanding shares of Series C Preferred Stock, (i) issue more than 5,418,096 shares of

Series C Preferred Stock, or (ii) amend, alter or change the preferences, rights, privileges or powers of the Series C Preferred Stock (whether by amendment of this Amended and Restated Certificate of Incorporation, merger, recapitalization, reorganization or otherwise) so as to adversely affect such preferences, rights, privileges or powers.
     (d) Election of Board of Directors. The number of directors of the Company shall be determined in accordance with the Bylaws of the Company. The holders of Preferred Stock shall have the following rights with respect to the nomination and appointment of members of the Company’s Board of Directors:
     (i) For so long as at least 4,000,000 shares of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series A-1 Preferred Stock acting by majority vote shall be entitled to nominate and elect two (2) members of the Board of Directors (the “Series A-1 Directors”) for election at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and the same shall have the power to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
     (ii) For so long as at least 4,000,000 shares of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series B Preferred Stock shall acting by majority vote be entitled to nominate and elect one (1) member of the Board of Directors (the “Series B Director”) for election at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and the same shall have the power to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.
     (iii) For so long as at least 2,000,000 shares of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series C Preferred Stock shall be entitled to nominate and elect by majority vote one (1) member of the Board of Directors (such director, together with the Series A-1 Directors and the Series B Director, the “Preferred Stock Directors”) for election at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and the same shall have the power to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.
     (iv) One member of the Board of Directors (the “CEO Director”) shall be nominated and elected by the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting or acting (as the case may be) separately as a class at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, which CEO Director shall at all times be the person serving as the chief executive officer of the Company (or, if the Company does not have a chief executive officer, the President of the Company).

     (v) Two (2) Independent Directors (as defined below), mutually agreed upon by a majority of the Preferred Stock Directors and the holders of a majority of the outstanding shares of Common Stock, shall be nominated at each meeting or pursuant to each written consent of the Company’s stockholders for the election of directors, and the same shall have the power to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; provided, however, that one of such positions may be filled on an interim basis by an officer of the Company, as provided in Section 1.2(b)(iv) of the Third Amended and Restated Voting Agreement, dated as of September 22, 2006, by and among the Company and other parties listed on Exhibits A and B thereto (as amended from time to time). For purposes of this Section 2(e)(vi), “Independent Director” shall mean a member of the Company’s Board of Directors who is not an employee of the Company or a representative of any holder of Preferred Stock.
     3. LIQUIDATION RIGHTS.
     (a) Except as otherwise provided in Section 3(b) below, upon any Liquidation (as defined below), dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of shares of any other capital stock of the Company:
     (i) The holders of Series C Preferred Stock (on a pari passu basis with holders of Series B Preferred Stock) shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation, dissolution, or winding up of the Company (the “Proceeds”) to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Initial Series C Amount (as defined below), plus declared but unpaid dividends on such share (the “Initial Series C Distribution Amount”). The “Initial Series C Amount” shall mean $1.0835 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
     (ii) The holders of Series B Preferred Stock (on a pari passu basis with holders of Series C Preferred Stock receiving the Initial Series C Distribution Amount) shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus declared but unpaid dividends on such share.
     (iii) If upon the occurrence of a Liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series B Preferred Stock pursuant to subsections (i) and (ii) of this Section 3(a) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution after payment of any amounts under Section 3(a) above shall be distributed ratably among the holders of Series C Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under subsections (i) and (ii) of this Section 3(a).

     (iv) Upon the completion of the distribution required by subsections (i) and (ii) of this Section 3(a), the holders of Series C Preferred Stock (on a pari passu basis with holders of Series A Preferred Stock) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Additional Series C Amount (as defined below), plus declared but unpaid dividends on such share (the “Additional Series C Distribution Amount”). The “Additional Series C Amount” shall mean $1.6850 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
     (v) Upon the completion of the distribution required by subsections (i) and (ii) of this Section 3(a), the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock (on a pari passu basis with each other and with the holders of Series C Preferred Stock receiving the Additional Series C Distribution Amount) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A-1 Original Issue Price and Series A-2 Original Issue Price, respectively, plus declared but unpaid dividends on such shares.
     (vi) If upon the occurrence of a Liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series A Preferred Stock pursuant to subsections (iv) and (v) of this Section 3(a) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution after payment of any amounts under Section 3(a) above shall be distributed ratably among the holders of Series C Preferred Stock and Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under subsections (iv) and (v) of this Section 3(a).
     (vii) Upon the completion of the distributions required by subsections (i) through (vi) of this Section 3(a), the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all such Preferred Stock at the then applicable conversion rate) on an as-if-converted to Common Stock basis, until the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock have received an aggregate amount per share pursuant to this subsection (vii) and Sections 3(a)(i) through (v) hereof equal to three (3) times the Series A-1 Original Issue Price, the Series A-2 Original Issue Price and the Series B Original Issue Price (in each case as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), respectively. Thereafter, all amounts, if any, shall be distributed ratably to the holders of the Series C Preferred Stock and Common Stock on an as-if-converted to Common Stock basis.
     (b) Notwithstanding anything to contrary provided in Section 3(a), in the event of any Liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, if the holders of shares of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred

Stock or Series A-2 Preferred Stock would be entitled to receive a greater amount of the assets of the Company legally available for distribution (or the consideration received in such transaction) if such holders were to convert their shares of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A-2 Preferred Stock into shares of Common Stock immediately prior to the payment date for such Liquidation, dissolution or winding up, then such holders of shares of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall not be entitled to receive the amounts provided for in Section 3(a) above, but all such assets of the Company legally available for distribution (or consideration received in such transaction) shall be distributed ratably and on a pari passu basis to such holders on an as-if-converted to Common Stock basis.
     (c) Unless otherwise determined by the holders of a majority of the outstanding shares of the Preferred Stock (voting or acting, as the case may be, together as a single class), the following events shall be considered a Liquidation under this Section 3:
     (i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company or its stockholders are a party which results in the stockholders of the Company immediately prior to such transaction or series of related transactions owning less than 50% of the voting power of the surviving entity immediately after such transaction or series of related transactions (excluding the sale of shares of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement dated as of September 22, 2006 by and among the Company and the other parties listed on Exhibit A thereto, as amended from time to time) (any such consolidation, merger, reorganization or other transaction being referred to herein as an “Acquisition Transaction”); or
     (ii) a sale, lease, or other disposition of all or substantially all of the assets of the Company, including the sale or lease of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole, or a transfer or exclusive license of all or substantially all of the Company’s intellectual property (an “Asset Transfer”).
     (iii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors). Any securities shall be valued as follows:
     (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (B) below:
     (1) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

     (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
     (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors).
     (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (A)(1), (2) or (3) above to reflect the approximate fair market value thereof, as determined by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors).
     4. CONVERSION RIGHTS.
     The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):
     (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be entitled upon conversion shall be the product obtained by multiplying the Series A-1 Conversion Rate, Series A-2 Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, as applicable, then in effect (determined as provided in Section 4(b) below) by the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, being converted.
     (b) Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series A-1 Preferred Stock (the “Series A-1 Conversion Rate”) shall be the quotient obtained by dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price (determined as provided in Section 4(c) below). The conversion rate in effect at any time for conversion of the Series A-2 Preferred Stock (the “Series A-2 Conversion Rate”) shall be the quotient obtained by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (determined as provided in Section 4(c) below). The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Conversion Price (determined as provided in Section 4(c) below). The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Conversion Price (determined as provided in Section 4(c) below).
     (c) Preferred Stock Conversion Price. The conversion price for shares of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall initially be the Series A Original Issue Price (the “Series A-1 Conversion Price”), the Series A-2 Original Issue Price (the “Series A-2 Conversion Price”), the Series B Original Issue Price (the “Series B Conversion Price”) and the Series C Original Issue Price (the “Series C Conversion Price”), respectively. The Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, shall be adjusted from time to time in accordance with Sections 4(e), (f), (g), (h) and (i) below. All references to the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price shall mean the applicable Conversion Price as so adjusted.
     (d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to Section 4(a) above shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors)), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors) as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of the Company’s receipt of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
     (e) Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the date that the first share of Series C Preferred Stock is issued on or after the date hereof (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock as applicable, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and

Series C Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.
     (f) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time after the Original Issue Date, the Company pays a dividend or other distribution in additional shares of Common Stock, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price, and Series C Conversion Price as applicable, that is then in effect shall be decreased as of the time of such issuance, as follows:
     (i) The Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:
     (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and
     (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
     (ii) if the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and
     (iii) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.
     (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition Transaction or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then in any such event each holder of Preferred Stock shall have the right to convert such holder’s shares of Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change as if such holder had converted all of such holder’s shares of Preferred Stock into the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
     (h) Reorganizations, Mergers or Consolidations. If, at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition Transaction, an Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger or consolidation provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion thereof would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(h) with respect to the rights of the holders of Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Section 4 (including adjustment of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, then in effect, and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
     (i) Sale of Shares Below Preferred Stock Conversion Price.
     (i) In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (as defined below), without consideration or for an Effective Price (as defined below) per share less than the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issue, then the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent ($.0001)) determined in accordance with the following formula:
CP2 = CP1 × (A + B) ÷ (A + C)
For purposes of the foregoing formula, the following definitions shall apply:
     (A) CP2 shall mean the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock
     (1) CP1 shall mean the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

     (2) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such issue or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such issue);
     (3) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and
     (4) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
     (B) No adjustment shall be made to the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in an amount less than one cent ($.01) per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable.
     (C) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent such consideration consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors (including the affirmative vote of the Preferred Stock Directors), and (C) if Additional Shares of Common Stock, Convertible Securities or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors (including the affirmative vote of a majority of the Preferred Directors), to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

     (D) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being referred to herein as “Convertible Securities”) or (y) options, warrants or other rights to acquire Additional Shares of Common Stock or Convertible Securities (such options, warrants or other rights being referred to herein as “Options”), and, if the Effective Price of such Additional Shares of Common Stock is less than the then effective Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, then and in each such case the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus:
     (1) in the case of Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Options.
     (2) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
     (E) If the minimum amount of consideration payable to the Company upon the exercise of Options or conversion of Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided that if the minimum amount of consideration payable to the Company upon the exercise of such Options or conversion of such Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Options or conversion of such Convertible Securities.
     (F) No further adjustment of the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, as adjusted upon the issuance of such Options or Convertible Securities, shall be readjusted to the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.
     (G) For the purpose of making any adjustment to the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:
     (1) shares of Common Stock issued or issuable upon conversion of the Preferred Stock;
     (2) securities issued as dividends or distributions on the Preferred Stock;
     (3) shares of Common Stock issued or issuable solely for compensatory purposes, to directors, officers, employees or consultants of the Company, whether directly (as Common Stock or Options) or pursuant to a stock option plan or a restricted stock plan, in each case approved by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors);
     (4) shares of Common Stock issued pursuant to the exercise of Options or the conversion of Convertible Securities outstanding as of the Original Issue Date;
     (5) securities issued in connection with a bona fide business acquisition or license of technology of or by the Company, whether by license, merger, consolidation, sale of assets, sale or exchange of stock or otherwise that are not issued primarily for equity financing purposes, in each case as approved by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors);

     (6) securities issued to non-financial institutions in connection with bona fide collaboration, technology license, development, original equipment manufacturer, distribution, development, marketing, foundry or similar transactions that are not issued primarily for equity financing purposes, in each case approved by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors);
     (7) securities issued in connection with bona fide commercial borrowing, real estate leases, capital equipment leases, licensing, distribution, development, corporate partnering or similar transactions that are not issued primarily for equity financing purposes, in each case approved by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors); and
     (8) Shares of Common Stock issued to the public in connection with a firm-commitment underwritten public offering of the Common Stock.
References to Common Stock in this clause (G) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.
     (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, if the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A-l Conversion Price, Series A-2 Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

     (k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition Transaction or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, Liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of seventy-five (75%) percent of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition Transaction, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, Liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition Transaction, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, Liquidation or winding up.
     (l) Automatic Conversion.
     (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, (A) at any time upon the affirmative election of the holders of at least seventy (70%) percent of the outstanding shares of the Preferred Stock, voting together as a single class (including the holders of at least a majority of the outstanding shares of Series C Preferred Stock), or (B) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $8.31 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (net of underwriting commissions and expenses) are at least $30,000,000 (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).
     (ii) Upon the occurrence of any of the events specified in Section 4(l)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) above.
     (m) Special Mandatory Conversion.
     (i) In the event:
     (A) the Company consummates a financing that is undertaken for the primary purpose of raising capital for the Company, which financing is offered at a price per share (on an as-converted to Common Stock basis) that is less than the price per share (on an as-converted to Common Stock basis) obtained by the Company in its immediately preceding financing undertaken for the primary purpose of raising capital for the Company, and pursuant to which any holders of Preferred Stock are entitled to exercise the rights of first offer set forth in Section 2.4 of the Investors’ Rights Agreement; and (ii) the Board of Directors (including the affirmative vote of a majority of the Preferred Directors) determines in good faith (with interested directors able to vote for purposes of this provision) that it is in the best interests of the Company and the holders of Preferred Stock for the Company to participate in all or a portion of such financing (in which case such financing or portion thereof will be deemed a “Mandatory Offering”), with the aggregate dollar amount that the Board of Directors determines must be invested by all holders of Preferred Stock pursuant to this subsection referred to herein as the “Aggregate Investment Amount”; provided, however, that the portion of the Aggregate Investment Amount required of any one holder of Preferred Stock under this subsection shall not exceed that amount which such holder would be entitled to invest pursuant to the right of participation granted under Section 2.4 of the Investors’ Rights Agreement;
     (B) the Company delivers a notice (“Notice”) to the holders of the Preferred Stock (i) stating the Company’s bona fide intention to consummate such Mandatory Offering, (ii) indicating the number of securities to be offered, (iii) indicating the price and terms upon which it proposes to offer such securities, (iv) identifying the Pro Rata Share of the Aggregate Investment Amount (as defined below) for each holder of Preferred Stock, and (v) offering each holder of the Preferred Stock the right to purchase such holder’s Pro Rata Share of the Aggregate Investment Amount within the time periods set forth in the Notice; and
     (C) a holder of Preferred Stock or an affiliate of such holder does not acquire at least its Pro Rata Share of the Aggregate Investment Amount (a “Non-Participating Holder”) (whether or not such Aggregate Investment Amount is more than or less than the aggregate dollar amount actually received by the Company from the participating holders of Preferred Stock in connection with the Mandatory Offering, as may be the case, for example, if certain holders of Preferred Stock do not participate in the Mandatory Offering) within the time periods set forth in the Notice;

then that percentage of each Non-Participating Holder’s shares of Preferred Stock equal to the percentage of such Non-Participating Holder’s Pro Rata Share of the Aggregate Investment Amount not acquired by such Non-Participating Holder shall automatically and without further action on the part of such holder be converted, effective upon, subject to and concurrently with the consummation of the Mandatory Offering (the “Mandatory Offering Date”), into shares of Common Stock at a Conversion Price equal to the then-current Conversion Price for such series of Preferred Stock. For purposes of this section, the “Pro Rata Share of the Aggregate Investment Amount” for each holder of Preferred Stock shall be an amount determined by multiplying the Aggregate Investment Amount by a fraction, (x) the numerator of which shall be the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such holder of Preferred Stock and (y) the denominator of which shall be the total number of shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding. For purposes of calculating the Pro Rata Share of the Aggregate Investment Amount of a holder of Preferred Stock, the applicable number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock shall be calculated based on the number of shares of Preferred Stock outstanding immediately following the closing of the Mandatory Offering, assuming full participation of all such holders of Preferred Stock in such Mandatory Offering.
     (ii) Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 4(m)(i) above shall surrender such holder’s certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4(m) and a new certificate for the number of shares, if any, of Preferred Stock represented by such surrendered certificate and not converted pursuant to Section 4(m)(i). All rights with respect to the Preferred Stock converted pursuant to Section 4(m)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates for Preferred Stock so converted, the Company shall cause to be issued and delivered to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 4(n) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and a new certificate for the number of shares, if any, of Preferred Stock represented by such surrendered certificate and not converted pursuant to Section 4(m)(i).

     (iii) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Mandatory Conversion, be deemed to have been retired and cancelled, and the shares of Preferred Stock converted pursuant to Section 4(m)(i) represented thereby shall, from and after the time of the Special Mandatory Conversion, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock accordingly.
     (iv) Notwithstanding anything to the contrary, this Section 4(m) shall not apply to Rancho Partners II, LLC, Willis D. Heim, StarTec Investments, LLC, Dorsey & Whitney Ventures IV or Jeffrey Hinck.
     (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors (including the affirmative vote of a majority of the Preferred Stock Directors)).
     (o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
     (p) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

     (q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
     (r) No Dilution or Impairment. Without the written consent of the holders of at least seventy (70%) percent of the then outstanding shares of Preferred Stock as required under Section 2(b) above (including the holders of at least a majority of the then outstanding shares of Series C Preferred Stock), the Company shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.
V.
     A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.
     B. To the extent permitted under the DGCL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that such person is or was a director of the Company, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article V. The right to indemnification under this Article V shall be a contract right and shall include, with respect to directors, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this Article V or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article V by the stockholders of the Company or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

     C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
VI.
     For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case maybe, it is further provided that:
     A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.
     B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.
     C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
     FIVE: The Board of Directors of the Company has duly approved this Amended and Restated Certificate of Incorporation.
     SIX: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the Board of Directors and the stockholders of the Company.
[Signature page follows]

     IN WITNESS WHEREOF, Compellent Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 22nd day of September, 2006.

COMPELLENT TECHNOLOGIES, INC.

By:	/s/ Lawrence E. Aszmann Lawrence E. Aszmann
Secretary

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